Exhibit 10.17

SITEL

2011 Global Management Incentive Plan

For the President & Chief Operating Officer

Objective:

The 2011 Global Management Incentive Plan (“MIP”) is designed to attract, reward and retain designated members of the Executive Leadership Team (“ELT Members” or “Participants”) of SITEL Worldwide Corporation (regardless of whether they are employed by Sitel Operating Corporation or its subsidiaries or affiliates) (“Sitel” or the “Company”) for performance that has a significant impact on Sitel’s success. The MIP proposes to motivate Participants by linking incentive compensation to achieving designated performance goals. The President & Chief Operating Officer (the “Participant”) is eligible to participate in the MIP as described herein.

Effective Dates:

The MIP is effective January 1, 2011 and continues through December 31, 2011, unless otherwise modified, extended or terminated as provided for herein.

Participant Eligibility:

The Participant is eligible to participate in the 2011 MIP. Eligibility to participate in the MIP is stated in the Participant’s employment agreement. If there is any conflict between the terms of the MIP and the Participant’s employment agreement, the terms of the independent employment agreement shall control. This plan shall control where the employment agreement is silent.

The Participant must be hired or promoted by Sitel into a MIP-eligible position prior to October 1, 2011 to participate in any component of the 2011 MIP.

The Participant is eligible to participate in the MIP the first day of the month following their hire or promotion into a MIP eligible position. Payments of earned awards will be pro-rated to the number of full months in the MIP. (Example: The Participant hired on April 15, 2011 would become eligible for the 2011 MIP on May 1, 2011 and payout would be prorated for two months of the Q2 2011 award and for eight months of the 2011 annual award).

If the Participant moves to a job that has a different award level incentive opportunity during the MIP year, earned awards will be pro-rated for the number of months at each level, effective the first day of the month following the job change.

The Participant must meet or exceed overall job expectations to be eligible for participation and payment under the Plan unless prohibited by law or contract.

Annual Incentive Award Potential:

The Participant will be eligible to receive an incentive award equal to a percentage of annualized base salary and in accordance with applicable employment agreements. The incentive award will be earned by the Participant as described herein.

The specific targets and ranges for each component of the incentive award will be communicated to the Participant and agreed, where required. The MIP applicable to the Participant is composed of a Performance Award comprised of three components. The Participant is not eligible to participate in the Discretionary Award pool that is applicable to other participants in the MIP.

PERFORMANCE AWARD

President and Chief Operating Officer

For the Participant, 100% of the target incentive Performance Award is tied to achievement of Annual Corporate Performance Goals and paid annually. Annual Corporate Performance Goals are comprised of:

a.

Corporate EBITDA (weighted at 50% of the total Annual Corporate Performance Award). Corporate EBITDA is defined as Adjusted EBITDA as determined in accordance with the terms of Sitel’s Senior Secured Credit Facility existing on the date hereof.

b.

Revolving Credit (weighted at 25% of the total Annual Corporate Performance Award). The Revolving Credit Goal represents the targeted outstanding balance of the revolving portion of the Company’s Senior Secured Credit Facility as of December 31, 2011.

c.

Client Satisfaction NPS®1 (weighted at 25% of the total Annual Corporate Performance Award). The NPS (or Net Promoter Score) is prepared from time to time by the Company as a measure of customer satisfaction based on the level at which our clients would recommend Sitel as a service provider.

Annual Corporate Performance Goals are set by the compensation committee of the Board of Directors of SITEL Worldwide Corporation (“compensation committee”). No incentive award based on Annual Corporate Performance Goals will be paid unless the Corporate EBITDA threshold is achieved. Any exception or revision to Annual Corporate Performance Goals, where legally allowed, may be determined from time to time by the President and COO, as confirmed by the compensation committee.

Timing of MIP Award Payments:

If goals are met, earned awards will be calculated using the Participant’s annualized base pay that is in effect on the last day of the calendar year. Awards earned for the calendar fiscal year will be paid no later than March 15 of the calendar year following the calendar year for which the bonus is earned.

Forfeiture of Awards:

Awards will be paid to the Participant if employed on the payout date. If the Participant’s employment terminates, regardless of the reason, during the plan year it is deemed to have forfeited awards earned unless otherwise required by law or employment contract. The Company retains discretion to pay out an award, on a pro rata basis, to the Participant if not employed on the payout date.

In the event of the Participant’s death during the performance period, any incentive award earned during that period will be paid to the legal representative of the Participant.

If the Participant is on paid approved leave of absence, the award will be prorated for any full month worked during the calendar fiscal year will be paid no later than March 15 of the calendar year following the calendar year for which the bonus is earned. (For example, if the Participant is on paid disability leave of absence the Participant is not eligible to earn an incentive during the Participant’s absence since the Participant is not working).

1 Net Promoter, Net Promoter Score and NPS are trademarks of Satmetrix Syxtems, Inc, Bain & Company, Inc. and Fred Reichheld.

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If the Participant manipulates or attempts to manipulate the MIP for personal gain the Participant is not eligible to participate in the MIP, will forfeit any potential awards, and will be subject to appropriate disciplinary action up to and including termination of employment.

Taxes:

All payouts are subject to applicable withholding taxes for the respective tax jurisdiction.

Administration

The Participant will receive a copy of the 2011 Global MIP Plan document for President & Chief Operating Officer for signature. The Participant must sign to acknowledge their understanding and acceptance of the Plan to receive payment for any earned awards. * Global Compensation will retain signed, original MIP documents centrally.

All award calculations and payments are subject to final approval of the compensation committee for participants in all incentive plans, where allowed by law and employment contract.

Sitel through itself and its subsidiaries and affiliates reserves the right to adjust, amend, terminate or suspend the MIP at its discretion where allow by law and contract, if applicable. In the event of such action, written notification will be provided to Participants.

Participation in the MIP does not imply nor constitute a contract of employment for a definite term. Payment on any particular occasion of any bonus amount in accordance with the MIP shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under the MIP or otherwise.

I acknowledge, understand and accept the terms of the 2011 Global Management Incentive Plan.

Printed Name	Country of Residence

Participant Signature	Date

*Please retain a copy of signed document for your files and forward original to Global Compensation in Nashville, TN, US within ten (10) days of acceptance.

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